EXHIBIT 10.19
Base Salaries and Bonus Potential for Fiscal Year 2010, Cash Bonuses for Fiscal Year 2009 and 2010 Equity Compensation Awards for Named Executive Officers

			Stock	Restricted
			Option(1)	Stock
	2010	2009	Grant	Award(2)
Name and Title	Salary	Bonus	(shares)	(shares)
N. Anthony Coles, M.D. (3) President and Chief Executive Officer	$676,000	$780,000	147,000	21,000

Matthew K. Fust (3) Executive Vice President and Chief Financial Officer	$434,700	$219,000	45,500	6,500

Judy Batlin (3) Vice President of Organizational Learning, Development, and Human Resources	$329,100	$129,000	31,500	4,500

Laura Brege (3) Executive Vice President and Chief Operating Officer	$475,200	$244,000	56,000	8,000

Juergen Lasowski (3) Senior Vice President, Corporate Development	$391,000	$180,000	42,000	6,000

(1)	One-eighth of the shares subject to the stock options will vest on the six month anniversary of the date of grant and the remaining shares will vest in equal monthly installments over the following 42 months.

(2)	One-third of the shares subject to the restricted stock award will vest on the one year anniversary of the date of grant and the remaining shares will vest in two equal installments on the second and third anniversaries of the date of grant.

(3)	The 2010 bonus potential percentage remained at 100% for N. Anthony Coles. For each of the other named executive officers, the 2010 bonus potential was increased by 5% to 50%, 40%, 50% and 45%, respectively, of their 2010 annual salaries.